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Exhibit 10.27

2012 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of July            , 2012 (the “Grant Date”), by Gramercy Property Trust Inc., a Maryland corporation (the “Company”), to            (“Grantee”).

WHEREAS, the award granted pursuant to this Agreement is being made to Grantee pursuant to that certain Employment and Noncompetition Agreement, dated as of June          , 2012, by and between the Company and Grantee (the “Employment Agreement”) in connection with the hiring of Grantee and is intended to constitute an employment inducement award pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual;

WHEREAS, the Company maintains the 2012 Inducement Equity Incentive Plan (as amended from time to time, the “Plan”) (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto by the Plan);

WHEREAS, Grantee is an employee of the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant restricted stock units to Grantee subject to the terms and conditions set forth below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Grant of Restricted Stock Units. The Company hereby grants Grantee an award consisting of             restricted stock units (the “Stock Units”). The Stock Units are subject to the terms and conditions of this Agreement and the provisions of the Plan.

2.             Vesting and Settlement of Restricted Stock Units (Pre-Change-in-Control).

(a)	Prior to a Change-in-Control and subject to accelerated vesting as provided in the Employment Agreement, the number of Stock Units set forth beside such Vesting Date in the table below shall vest if (i) Grantee remains continuously employed by the Company through such date and (ii) either of the following performance hurdles is achieved: (A) the Company achieves funds from operations (“FFO”) per diluted share for the most recent prior fiscal year at an amount to be agreed upon by Grantee and the Company, and with such adjustments to FFO as are agreed upon by Grantee and the Company, within 30 days of the Grant Date, or (B) the Company’s Measurement Stock Price equals or exceeds the Stock Price Target for such Vesting Date (less the per share amount of all dividends declared and paid on Common Stock with an ex-dividend date occurring between the Grant Date and the last day in the 30-day period actually used to calculate the Measurement Stock Price as of such Vesting Date). If Stock Units set forth beside a Vesting Date do not vest because the performance hurdles for such Vesting Date are not met, such Stock Units will vest if (i) Grantee remains continuously employed by the Company through any future Vesting Date and (ii) either of the following performance hurdles is achieved: (A) the FFO per diluted share hurdles have been met on a cumulative basis from 2012 through the most recent fiscal year prior to such future Vesting Date or (B) the Company’s Measurement Stock Price equals or exceeds the Stock Price Target for such future Vesting Date (less the per share amount of all dividends declared and paid on Common Stock with an ex-dividend date occurring between the Grant Date and the last day in the 30-day period actually used to calculate the Measurement Stock Price as of such Vesting Date).

Vesting Date	Number of Stock Units	Stock Price Target
June , 2013		$3.00
June , 2014		$3.50
June , 2015		$4.00
June , 2016		$4.50
June , 2017		$5.00

(b)	As soon as practicable (but in no event later than 74 days) following each Vesting Date that occurs prior to a Change-in-Control, the Committee will determine the number of Stock Units that vest as a result of the satisfaction of the vesting requirements as of such Vesting Date (the “Earned Stock Units” for such Vesting Date). On the date of such determination with respect to such Earned Stock Units (the “Issuance Date” for the shares of Common Stock issued in respect of such Earned Stock Units), such Earned Stock Units will vest, the Company will issue to Grantee a number of shares of Common Stock equal to the number of such Earned Stock Units and such Earned Stock Units shall be canceled. The payment of such Earned Stock Units is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Agreement and the Stock Units will be construed and administered to comply with such requirements.

(c)	Any Stock Units not previously forfeited that do not vest on or before the date on which the Committee has determined the number of Earned Stock Units for last Vesting Date set forth above shall, with no further action, be forfeited by Grantee upon the date of such determination.

3.             Vesting and Settlement of Restricted Stock Units (On or After a Change-in-Control).

(a)	In the event of a Change-in-Control, the achievement of the performance hurdles applicable to all Stock Units that have not been previously forfeited or become Earned Stock Units as a result of the satisfaction of the vesting requirements as of a Vesting Date occurring prior to such Change-in-Control will be measured as of such Change-in-Control. The performance hurdles shall be deemed to be achieved with respect to a number of Stock Units equal to (i) the greater of (A) a number of Stock Units equal to the Change-in-Control Amount set forth in the table below based on the attainment of the corresponding Measurement Stock Price as of the date of the Change-in-Control (less the per share amount of all dividends declared and paid on Common Stock with an ex-dividend date occurring between the Grant Date and the date of the Change-in-Control), and (B) if the FFO hurdles referred to in Section 2(a) above have been met on a cumulative basis through the most recent quarter prior to the consummation of the Change-in-Control, then a number of Stock Units equal to 750,000 multiplied by a fraction, the numerator of which is the number of fiscal quarters that have elapsed from the Grant Date to and including the most recently completed fiscal quarter, and the denominator of which is 20, less (ii) the number of Stock Units that have become Earned Stock Units as a result of the satisfaction of the vesting requirements as of a Vesting Date occurring prior to such Change-in-Control.

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Change-in-Control Amount	Measurement Stock Price
$0.00 - $2.99
$3.00 - $3.49
$3.50 - $3.99
$4.00 - $4.49
$4.50 - $4.99
$5.00 +

(b)	Upon the date of a Change-in-Control, the Committee will determine the number of Stock Units with respect to which the performance hurdles will be deemed to be achieved as of the Change-in-Control. All Stock Units with respect to which performance hurdles are not deemed to be achieved as of the Change-in-Control and that have not become Earned Stock Units as a result of the satisfaction of the vesting requirements as of a Vesting Date occurring prior to such Change-in-Control shall, with no further action, be forfeited by Grantee upon the date of such Change-in-Control. Following a Change-in-Control, performance hurdles will cease to apply to Stock Units with respect to which performance hurdles are deemed to be achieved, and, subject to accelerated vesting as provided in the Employment Agreement, such Stock Units will vest in equal installments on each of the remaining Vesting Dates set forth in Section 2(a) above subject to continued employment by the Company through each of such Vesting Dates. Stock Units that vest on or after a Change-in-Control will be considered Earned Stock Units, and, on the date on which any such Earned Stock Unit vests (which shall be the Issuance Date for the shares of Common Stock issued in respect of such Earned Stock Units), the Company will issue to Grantee a number of shares of Common Stock equal to the number of such Earned Stock Units and such Earned Stock Units shall be canceled. The payment of such Earned Stock Units is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Agreement and the Stock Units will be construed and administered to comply with such requirements.

4.             Payment of Dividend Equivalent. On the Issuance Date for shares of Common Stock pursuant to Sections 2(b) or 3(b) above, the Company will pay to Grantee, in cash, an amount equal to the aggregate dividends that would have been paid with respect to such shares on or before the Issuance Date for such shares if such shares had been issued on the Grant Date. With respect to dividends with a record date prior to such Issuance Date and a payment date after such Issuance Date, the Company will pay Grantee, in cash, on the respective payment dates for such dividends, an amount equal to the amount of such dividends that would have been paid with respect to the shares of Common Stock issued on such Issuance Date as if they had been issued prior to the record date for such dividends. The payment of any such dividend equivalents is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code and this Agreement and such equivalents will be construed and administered to comply with such requirements.

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5.             Restrictions and Conditions. Subject to the provisions of the Plan and this Agreement, except as may otherwise be permitted by the Committee (after consideration of, among other things, any applicable securities and tax law considerations) in connection with Grantee’s trust or estate planning, Grantee shall not be permitted voluntarily or involuntarily to sell, assign, transfer, or otherwise encumber or dispose of the Stock Units or this award; provided that the foregoing restriction shall not apply to shares of Common Stock actually issued to Grantee pursuant to Sections 2(b) or 3(b) above. Except as may be provided in the Employment Agreement, upon the termination of Grantee’s employment with the Company for any reason, all Stock Units that have not vested shall thereupon, and with no further action, be forfeited by Grantee; provided however, that if such termination occurs after a Vesting Date, but prior to the date on which the Committee has determined the number of Earned Stock Units for such Vesting Date, then such forfeiture shall not occur until the date of such determination and shall only apply to the then outstanding Stock Units that do not become Earned Stock Units for such Vesting Date.

6.             Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan. In addition, as used herein:

“Change-in-Control” means:

(a)      any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and the Grantee and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Grantee is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of either (1) the combined voting power of the Company’s then outstanding securities or (2) the then outstanding Common Stock (or other similar equity interest, in the case of a company other than a corporation), in either such case other than as a result of an acquisition of securities directly from the Company; or

(b)      there shall occur any consolidation or merger of the Company that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation representing (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the total voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation or ceasing to have the power to elect at least a majority of the board of directors or other governing body of such surviving entity; or

(c)      there shall occur (1) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company, as applicable, immediately prior to such sale, or (2) the approval by shareholders of the Company, as applicable, of any plan or proposal for the liquidation or dissolution of the Company, as applicable; or

(d)      the members of the Board of Directors of the Company (the “Board”) at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company’s shareholders was approved or ratified by a vote of at least a majority of the Incumbent Directors shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, a Change-in-Control shall not be deemed to have occurred upon the sale, lease, exchange or other transfer by the Company or its direct and indirect subsidiaries of (1) all of their collateral management agreements (or their rights thereunder) with respect to the assets owned by the indirect subsidiaries of the Company that have issued CDO bonds that are outstanding as of the date hereof (the “CDO Entities”), (2) all or substantially all of their interests in (or the underlying assets of) the CDO Entities, and/or (3) all or substantially all of the assets of the Company and its direct and indirect subsidiaries relating to the CDO Entities or the Company’s mortgage business generally.

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“Common Stock” means the Company’s Common Stock, par value $.001 per share, either currently existing or authorized hereafter.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Values of one share of the Common Stock for the thirty (30) trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided that appropriate adjustment will be made if any of such trading days is the ex-dividend date for a dividend or other distribution on the Common Stock and provided, further, that if such date is the date upon which a Transactional Change-in-Control occurs, the Common Stock Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change-in-Control for one share of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” per share of Common Stock as of a particular date means (i) if shares of Common Stock are then listed on a national stock exchange, the closing sales price per share on the exchange for such date, as determined by the Committee, (ii) if shares of Common Stock are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for such date, as determined by the Committee, or (iii) if shares of Common Stock are not then listed on a national stock exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where the shares of Common Stock are so listed or traded, the Committee may make such discretionary determinations where the shares of Common Stock have not been traded for 10 trading days.

“Measurement Stock Price” means, as of a particular date, the highest Common Stock Price where each of the days included in the 30-day period used to calculate such Common Stock Price is within the period of one hundred and twenty (120) days immediately preceding such date; provided, however, that if such date is the date upon which a Transactional Change-in-Control occurs, the Measurement Stock Price shall be equal to the Common Stock Price on such date.

“Transactional Change-in-Control” means (a) a Change-in-Control described in clause (a) of the definition thereof where the “person” or “group” makes a tender offer for Common Stock, or (b) a Change-in-Control described in clauses (b) or (c)(1) of the definition thereof.

7.             Miscellaneous.

(a)	Amendments. This Agreement may be amended or modified only with the consent of the Company; provided that any amendment or modification which adversely affects Grantee must be consented to by Grantee to be effective as against him.

(b)	Incorporation of Plan. The provisions of the Plan are hereby incorporated by reference as if set forth herein. If and to the extent that any provision contained in this Agreement is inconsistent with the Plan, this Agreement shall govern.

(c)	Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, except as set forth in Sections 2(a), 3(b) and 5 above relating to certain provisions of the Employment Agreement.

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(d)	Rules and Regulations. The Committee may make such rules and regulations and establish such procedures for the administration of this Agreement as it deems appropriate. Without limiting the generality of the foregoing, the Committee may interpret this Agreement, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change-in-Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change-in-Control. In the event of any dispute or disagreement as to the interpretation of this Agreement or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to this Agreement, the decision of the Committee shall be final and binding upon all persons.

(e)	Severability. In the event that one or more of the provisions of this Agreement may be invalidated for any reason by a court, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

(f)	Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of New York, without giving effect to the principle of conflict of laws of such State.

(g)	Rights of Grantee. This award shall be considered an “Other Equity-Based Award” granted pursuant to Section 9 of the Plan. Except as expressly provided otherwise herein, Grantee shall not be deemed the holder of, or have any of the rights of a holder with respect to, any shares of Common Stock that may be issued in respect of Stock Units awarded hereunder unless and until such shares have actually been issued. Thereupon, Grantee shall have all the rights of a stockholder with respect to such shares, including voting, dividend and other ownership rights.

(h)	No Obligation to Continue Position as an Officer or to Employ. Neither the Company nor any affiliate is obligated by or as a result of this Agreement to continue to have Grantee as an officer or to employ Grantee and this Agreement shall not interfere in any way with the right of the Company or any affiliate to terminate Grantee as an officer or employee at any time.

(i)	No Waiver. The failure of Grantee or the Company to insist upon strict compliance with any provision of this Agreement or the Plan, or to assert any right Grantee or the Company, respectively, may have under this Agreement or the Plan, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement or the Plan.

(j)	Notices. Notices hereunder shall be in writing, and shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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(k)	Withholding and Taxes. No later than the date as of which an amount first becomes includible in the gross income of Grantee for income tax purposes or subject to Federal Insurance Contributions Act withholding with respect to this Agreement, Grantee will pay to the Company or, if appropriate, any of its affiliates, or make arrangements satisfactory to the Committee regarding the payment of, any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to Grantee.

(k)	Successors and Assigns. This Agreement shall be binding upon the Company’s successors and assigns, whether or not this Agreement is expressly assumed.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first set forth above.

GRAMERCY PROPERTY TRUST INC.

By:
Name:
Title:

GRANTEE

Name:

[Signature Page to Restricted Stock Unit Award]